PGIM GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

(formerly, Prudential Global Tactical Allocation Subsidiary, Ltd.)

A wholly-owned subsidiary of PGIM QMA Global Tactical Allocation Fund

(formerly, Prudential QMA Global Tactical Allocation Fund), a series of

Prudential Investment Portfolios 3

AMENDMENT TO MANAGEMENT AGREEMENT

Amendment to Management Agreement made this 1st day of July 2018 between PGIM Global Tactical Allocation Subsidiary, Ltd, a Cayman Islands exempt company and a wholly-owned subsidiary of PGIM QMA Global Tactical Allocation Fund, a series of Prudential Investment Portfolios 3, and PGIM Investments LLC (the Manager) (formerly, Prudential Investments LLC).

WHEREAS, PGIM Global Tactical Allocation Subsidiary, Ltd. and the Manager have mutually agreed to reduce the management fee rate pursuant to which PGIM Global Tactical Allocation Subsidiary, Ltd. compensates the Manager for the services provided by the Manager to PGIM Global Tactical Allocation Subsidiary, Ltd. under the Management Agreement;

NOW THEREFORE, the parties mutually agree as follows:

1.Effective as of July 1, 2018, the management fee rate schedule appearing in Schedule A to the Management Agreement dated April 1, 2015 is hereby deleted in its entirety and is replaced with the following new management fee rate schedule applicable to the PGIM Global Tactical Allocation Subsidiary, Ltd.:

1.10% of average daily net assets up to $1 billion;

1.08% of average daily net assets from $1 billion to $3 billion; 1.06% of average daily net assets from $3 billion to $5 billion; 1.05% of average daily net assets from $5 billion to $10 billion; 1.04% of average daily net assets over $10 billion

2. The Management Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Director

PGIM INVESTMENTS LLC

By: /s/ Stuart Parker

Name: Stuart Parker

Title: President